Exhibit 99.1

PRESS RELEASE

NOVEMBER 9, 2009

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2009 RESULTS

•                  Tough Quarter, but Signs that Bottom has been Reached

•                  Company Continues to Aggressively Pursue Cost Reduction Goals

•                  Focus on Managing Cash

•                  New Financing Secured, Increasing Capacity and Extending the Maturity Date

•                  All Team Members Impacted, but Meeting the Challenge of Reducing Costs and Saving Cash in these Difficult Times

AMES, Iowa, USA, November 9, 2009 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the third quarter ended September 30, 2009.

Third Quarter Review

Net sales for the quarter declined 48 percent to $253.1 million, compared to net sales of $490.2 million for the third quarter of 2008.  Excluding the impact of changes in currency translation rates, sales in the third quarter declined 47 percent over the same quarter last year.  Sales for the third quarter dropped 52 percent in Europe, 48 percent in the Americas, and 23 percent in the Asia-Pacific region, excluding the impact of currency.  Sales decreased 53 percent in the Work Function segment, 47 percent in the Controls segment, and 43 percent in the Propel segment, excluding currency.

The Company reported a net loss of $70.8 million, or $1.46 per share, for the third quarter of 2009, compared to net income of $10.9 million, or $0.22 per share, for the third quarter of 2008.  Third quarter 2009 results include restructuring and severance costs of $13.2 million, or $0.25 per share.  In addition, third quarter 2009 results were negatively impacted by a charge of $28.5 million, or $0.59 per share, to establish non-cash deferred tax asset valuation allowances relating to operating losses which receive no tax benefit.

Sven Ruder, President and Chief Executive Officer, commented, “The decline in third quarter sales, which seasonally is our lowest quarter, was in line with our expectations.  Every market and region we serve was impacted, but we believe that we have hit the bottom and we see a small step up in demand from our customers.  The drop in sales, the tax asset valuation allowances, and the restructuring costs associated with our aggressive cost reduction actions all continue to negatively influence our earnings.  The cost reduction actions have enabled the Company to lower its fixed production and operating expenses this quarter by $46.8 million, or 29 percent, compared to the same quarter last year.  These expenses will continue to drop as the full effects of our recent actions are reflected in our results.  These actions include the closure of our Lawrence, Kansas plant, the closure of our office in Chicago, Illinois and the sale of our loss-making steering column business based in Kolding, Denmark.”

New Orders and Backlog Decline

The Company received new orders of $305.4 million for the third quarter of 2009, a decrease of 23 percent from the third quarter of 2008.  Excluding currency translation rate changes, orders were down 21 percent.

Total backlog at September 30, 2009, was $470.4 million, a 49 percent decline from the same period last year.

Ruder added, “The decline in new orders and backlog are less pronounced than what we reported last quarter, but still reflect the impact of the downturn.”

Nine Month Review

The Company reported net sales for the nine months ended September 30, 2009, of $880.2 million, compared to net sales of $1,719.1 million for the first nine months of 2008.  Net sales for the first nine months of 2009 decreased 45 percent over the prior year period, excluding the impact of currency translation rate changes.

Net loss for the first nine months of 2009 was $271.0 million, or $5.61 per share, compared to net income of $61.5 million, or $1.27 per share, for the same period last year.  Results for the first nine months of 2009 include restructuring costs of

$42.0 million, or $0.82 per share, valuation allowances on deferred tax assets of $109.2 million, or $2.26 per share, and a non-cash charge related to goodwill impairment of $50.8 million, or $1.05 per share.

Cash Flow

Cash flow from operations for the first nine months of 2009 was $75.6 million, compared to $141.2 million for 2008.  Capital expenditures for the first nine months of 2009 were $37.0 million compared to $129.5 million for the same period last year.  The Company’s debt to total capital ratio, or leverage ratio, was 70 percent at September 30, 2009, compared to 51 percent at year-end.

“I am pleased by the $147.3 million of cash generated by reducing net working capital since the beginning of the year, and we still have opportunities here.  We continue our focus on reducing inventories further.  We have also had fantastic support from our business partners, suppliers and customers alike,” stated Ruder.

New Debt Refinancing Secured

On November 9, 2009, the Company entered into a new Credit Agreement with Danfoss A/S, pursuant to which the Company can borrow up to $690 million on a revolving line of credit from Danfoss A/S.  The proceeds of this borrowing will be used to pay off and terminate existing credit agreements of $490 million and $50 million with Danfoss A/S.  The new Credit Agreement extends the maturity date of the agreement to April 29, 2011.  Danfoss A/S is the Company’s majority stockholder.

During the third quarter the Company determined that it would require additional debt capacity of between $100 million and $150 million over the course of 2010 to meet its projected cash needs.  The additional cash requirement was driven by the continued weakness in the global economy and all markets the Company serves, the resulting reduced cash flows in 2009, and an anticipated increase in sales with the accompanying need to fund an increase in working capital.

“The new Credit Agreement, which increases our borrowing capacity and extends the maturity date, gives us the support to complete our aggressive restructuring plans,” stated Ruder.  “In addition, it gives us the liquidity needed to fund the anticipated upturn in our business and a return to profitability as we move through 2010 and into 2011.”

2009 Outlook

Ruder continued, “We are seeing a number of encouraging signs that give us optimism that our markets have bottomed, and we are poised to begin seeing modest growth in our business from the lows of the third quarter.  Our full-year sales forecast has stabilized over the last three to four months.  Reports indicate that our customers and their dealers are nearing completion of their inventory reduction actions.  The general economic news in our markets and regions seems to reflect a coming modest upturn.  However, we are not easing up on our drive for continued cost reduction and cash saving, and continue to address remaining non-profitable product lines.  All members of the Sauer-Danfoss team have been impacted in this downturn but have stepped up to the task of right-sizing the Company and working hard to improve the Company’s cash position.

“In light of the stabilization we have seen, we are able to reaffirm our outlook for 2009,” concluded Ruder.

Reaffirm 2009 Outlook

•                  Annual sales declining 45 to 50 percent from 2008 levels

•                  Expected loss in the range of $6.70 to $7.30 per share, which includes the following:

•                  Impairment charge of $1.05 per share

•                  Valuation allowances on deferred tax assets of $2.35 to $2.55 per share

•                  Workforce reduction and restructuring costs of $1.00 to $1.20 per share

•                  Capital expenditures of approximately $60.0 million

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on November 10 at 10 AM Eastern Time to discuss 2009 third quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through November 24, 2009.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2009 revenues of approximately $1.2 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. The economies in the U.S., Europe, and Asia-Pacific continue to suffer from the global recession and credit crisis, continued weakness in the housing and residential construction markets, weakness in the commercial and public-sector construction markets, mounting job losses, and uncertainty surrounding the effects of government fiscal stimulus plans, interest rates, and crude oil prices.  Although the U.S. economy is showing some signs of improvement, it appears that the worldwide economic recession will continue throughout 2009 and into 2010.  A prolonged downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; the Company’s ability over time to reduce the relative level of debt compared to equity on its balance sheet; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the current credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands	September 30,	September 30,	September 30,	September 30,
except per share data)	2009	2008	2009	2008
Net sales	253,074	490,188	880,180	1,719,125
Cost of sales	238,120	378,322	776,405	1,321,528
Gross profit	14,954	111,866	103,775	397,597
Research and development	14,098	21,841	45,868	62,183
Selling, general and administrative	47,287	64,571	155,017	202,827
Loss (gain) on sale of business and asset disposal	3,144	123	11,729	(685)
Impairment charges	—	—	50,841	—
Total operating expenses	64,529	86,535	263,455	264,325
Income (loss) from operations	(49,575)	25,331	(159,680)	133,272
Nonoperating income (expenses):
Interest expense, net	(13,882)	(6,301)	(33,005)	(19,310)
Loss on early retirement of debt	—	—	(10,705)	—
Other, net	(427)	140	1,684	(3,729)
Income (loss) before income taxes	(63,884)	19,170	(201,706)	110,233
Income tax expense	(6,023)	(6,766)	(59,169)	(32,855)
Net income (loss)	(69,907)	12,404	(260,875)	77,378
Net income attributable to noncontrolling interest, net of tax	(894)	(1,503)	(10,157)	(15,910)
Net income (loss) attributable to Sauer-Danfoss Inc.	(70,801)	10,901	(271,032)	61,468
Net income (loss) per share:
Basic net income (loss) per common share	(1.46)	0.23	(5.61)	1.27
Diluted net income (loss) per common share	(1.46)	0.22	(5.61)	1.27
Weighted average shares outstanding
Basic	48,351	48,236	48,334	48,223
Diluted	48,351	48,571	48,334	48,547
Cash dividends declared per common share	0.00	0.18	0.00	0.54

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2009	2008	2009	2008
Net sales
Propel	129,468	228,809	472,249	833,645
Work Function	61,275	137,039	207,115	460,407
Controls	62,331	124,340	200,816	425,073
Total	253,074	490,188	880,180	1,719,125
Segment Income (Loss)
Propel	(8,723)	31,803	10,345	148,610
Work Function	(23,586)	1,574	(59,397)	6,282
Controls	(11,441)	4,319	(91,085)	15,827
Global Services and Other Expenses, net	(6,252)	(12,225)	(17,859)	(41,176)
Total	(50,002)	25,471	(157,996)	129,543

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands)	2009	2008
Cash flows from operating activities:
Net income (loss)	(271,032)	61,468
Depreciation and amortization	80,974	86,313
Impairment charges	50,841	—
Noncontrolling interest	10,157	15,910
Net change in receivables, inventories, and payables	147,293	(19,680)
Other, net	57,399	(2,845)
Net cash provided by operating activities	75,632	141,166
Cash flows from investing activities:
Purchases of property, plant and equipment	(36,962)	(129,549)
Proceeds from sale of property, plant and equipment	1,281	5,640
Advances to noncontrolling interest	(15,500)	—
Net cash used in investing activities	(51,181)	(123,909)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	36,656	16,678
Payments for debt financing costs	(8,575)	—
Payment of prepayment penalty	(8,064)	—
Settlement of interest rate swaps	(2,000)	—
Cash dividends	(8,689)	(26,039)
Distribution to minority interest partners	(6,580)	(7,161)
Net cash provided by (used in) financing activities	2,748	(16,522)
Effect of exchange rate changes	(6,818)	327
Net increase in cash and cash equivalents	20,381	1,062
Cash and cash equivalents at beginning of year	23,145	26,789
Cash and cash equivalents at end of period	43,526	27,851

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	43,526	23,145
Accounts receivable, net	162,657	239,881
Inventories	202,691	325,496
Other current assets	76,928	51,946
Total current assets	485,802	640,468
Property, plant and equipment, net	551,732	598,435
Other assets	122,303	228,773
Total assets	1,159,837	1,467,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	47,679	65,512
Long-term debt due within one year	155,770	58,005
Accounts payable	88,510	149,512
Other accrued liabilities	111,806	146,888
Total current liabilities	403,765	419,917
Long-term debt	339,620	367,922
Long-term pension liability	86,240	90,966
Deferred income taxes	44,238	44,243
Other liabilities	51,954	66,727
Noncontrolling interest	72,182	67,655
Stockholders’ equity of Sauer-Danfoss Inc.	161,838	410,246
Total liabilities and stockholders’ equity	1,159,837	1,467,676

Debt to total capital ratio (1)	70%	51%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest in net assets of consolidated companies, and stockholders’ equity.